Exhibit 99.3

Pro Forma Condensed Combined Financial Statements

(unaudited)

On December 16, 2016, Virtus Investment Partners, Inc. (“Virtus” or the “Company”) entered into an agreement (the “Merger Agreement”) to acquire RidgeWorth Holdings LLC (“RidgeWorth”). The purchase price for the Company’s acquisition of RidgeWorth (the “Proposed Acquisition”) equals (x) $472.0 million, plus (y) the fair market value of certain of RidgeWorth’s investments at the effective time of the Proposed Acquisition (the “Closing”), with the final purchase price subject to adjustments for working capital and client consents (the “Purchase Price”). Based on the current fair market value of the investments, the total consideration is estimated at $513.0 million. The Proposed Acquisition is expected to close in mid-2017, subject to the satisfaction or waiver of various conditions; however, there can be no assurance that the Proposed Acquisition will close, or if it does, when the Closing will occur.

The following Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015, combine the historical consolidated statements of operations of Virtus and RidgeWorth for those periods, giving effect to the Proposed Acquisition as if it had been consummated on January 1, 2015, the beginning of the full year period presented. The following Unaudited Pro Forma Condensed Combined Balance Sheet combines the consolidated balance sheets of Virtus and RidgeWorth, giving effect to the Proposed Acquisition as if it had been consummated on September 30, 2016. Virtus and RidgeWorth have the same fiscal year ends and, as such, no adjustments are necessary to align the reporting periods.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Virtus considered as the accounting acquirer and RidgeWorth as the accounting acquiree. Accordingly, consideration paid by Virtus to complete the Proposed Acquisition will be allocated to identifiable assets and liabilities of RidgeWorth based on their estimated fair values as of the closing date of the Proposed Acquisition.

As of the date of the Form 8-K filing to which these Pro Forma Condensed Combined Financial Statements are attached (the “Form 8-K”), the Proposed Acquisition has not closed and Virtus has not completed the detailed valuation analysis necessary to arrive at the required estimates of the fair value of RidgeWorth’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform RidgeWorth’s accounting policies to Virtus’ accounting policies. A final determination of the fair value of RidgeWorth’s assets and liabilities, including intangible assets with both indefinite or definite lives, will be based on the actual net tangible and intangible assets and liabilities of RidgeWorth that exist as of the closing date of the Proposed Acquisition and, therefore, cannot be made prior to the completion of the Proposed Acquisition. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. Virtus has prepared preliminary estimates of the fair value of RidgeWorth’s assets and liabilities based on discussions with RidgeWorth’s management, preliminary valuation analyses and due diligence which are reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. Upon completion of the Proposed Acquisition, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in differences from the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations and these differences may be material. In addition, an estimated effective tax rate was used in preparation of these Unaudited Pro Forma Condensed Combined Financial Statements. The actual effective tax rate may differ from this estimate.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (1) directly attributable to the Proposed Acquisition; (2) factually supportable; and (3) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the combined results following the Proposed Acquisition. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Proposed Acquisition occurred on the date indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the Proposed Acquisition.

These Unaudited Pro Forma Condensed Combined Financial Statements have been derived from, and should be read in conjunction with:

•	The unaudited condensed consolidated financial Statements of Virtus as of and for the nine-month period ended September 30, 2016, as contained in its Quarterly Report on Form 10-Q filed on November 7, 2016.

•	The audited consolidated financial statements of Virtus as of and for the year ended December 31, 2015, as contained in its Annual Report on Form 10-K filed on February 24, 2016.

•	The unaudited consolidated financial statements of RidgeWorth as of and for the nine-month period ended September 30, 2016, attached as an exhibit to the Form 8-K.

•	The audited consolidated financial statements of RidgeWorth as of and for the years ended December 31, 2015 and December 31, 2014, the audited consolidated financial statements of RidgeWorth Capital Management LLC as of May 30, 2014 and for the period January 1, 2014 to May 30, 2014, and the audited consolidated financial statements of RidgeWorth Capital Management, Inc. as of and for the year ended December 31, 2013.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or any future cost savings from the Proposed Acquisition. Although Virtus believes that there will be integration costs and that cost savings will be realized following the Proposed Acquisition, there can be no assurance that these costs savings will be achieved in full or at all. In addition, the Unaudited Pro Forma Condensed Combined Statements of Operations do not include other one-time costs directly attributable to the Proposed Acquisition or professional fees incurred by Virtus or RidgeWorth pursuant to provisions contained in the Merger Agreement as those costs are not considered part of the purchase price nor are they expected to have a continuing impact on the combined company.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the October 27, 2016 repurchase of 1,727,746 shares of the Company’s common stock from Bank of Montreal Holding Inc. at a price of $93.50 per share for a total purchase price of $161.5 million. To effect this transaction, the Company used $131.5 million of cash and cash equivalents and borrowed $30.0 million on its senior unsecured revolving credit facility (the “Existing Virtus Credit Facility”).

Virtus Investment Partners, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2016

($ in thousands, except per share data)	Historical Virtus	Historical RidgeWorth	Reclassifications (1)	Note References	Acquisition & Financing Adjustments (2)	Note References	Pro Forma Combined
Revenues
Investment management fees	$176,234	$106,387	$—		—		$282,621
Distribution and service fees	36,761	—	—		—		36,761
Administration and transfer agent fees	29,085	—	—		—		29,085
Other income and fees	624	—	—		—		624

Total revenues	242,704	106,387	—		—		349,091

Operating Expenses
Employment expenses	102,184	50,797	(1,454)	(a)	3,002	(1)	154,529
Distribution and other asset-based expenses	52,913	4,916	—		—		57,829
Other operating expenses	34,614	20,840	—		—		55,454
Other operating expenses of consolidated sponsored investment products	2,521	—	—		—		2,521
Other operating expenses of consolidated investment products	3,921	—	—		—		3,921
Restructuring and severance	4,270	—	1,454	(a)	—		5,724
Depreciation and other amortization	2,392	1,050			—		3,442
Amortization expense	1,858	3,490	—		8,986	(2)	14,334

Total operating expenses	204,673	81,093	—		11,988		297,754

Operating Income	38,031	25,294	—		(11,988)		51,337

Other Income
Realized and unrealized gain on investments, net	3,584	756	(395)	(b)	—		3,945
Realized and unrealized gain on investments of consolidated sponsored investment products, net	6,928	—	—		—		6,928
Realized and unrealized gain on investments of consolidated investment products, net	2,960	446	—		—		3,406
Other income, net	463	54	395	(b)	—		912

Total other income, net	13,935	1,256	—		—		15,191

Interest Income (Expense)
Interest expense	(389)	(5,031)	—		(17,163)	(3)	(22,583)
Interest and dividend income	1,113	406	—		—		1,519
Interest and dividend income of investments of consolidated sponsored investment products	6,021	—	—		—		6,021
Interest expense of consolidated investment products	(10,188)	(10,514)	—		—		(20,702)
Interest income of consolidated investment products	8,835	15,339	—		—		24,174

Total interest income, net	5,392	200	—		(17,163)		(11,571)

Income Before Income Taxes	57,358	26,750	—		(29,151)		54,957

Income tax expense	20,512	—	—		(823)	(4)	19,689

Net Income	36,846	26,750	—		(28,328)		35,268

Noncontrolling interests	(770)	—	—		—		(770)

Net Income Attributable to Common Stockholders	$36,076	$26,750	$—		$(28,328)		$34,498

Earnings per Share-Basic	$4.47	$—	$—		$—		$4.17

Earnings per Share-Diluted	$4.39	$—	$—		$—		$4.07

Cash Dividends Declared per Share	$1.35	$—	$—		$—		$1.35

Weighted Average Shares Outstanding-Basic (in thousands)	8,062	—	—		210	(5)	8,272

Weighted Average Shares Outstanding-Diluted (in thousands)	8,223	—	—		247	(5)	8,470

(1)	See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements
(2)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements

Virtus Investment Partners, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2015

($ in thousands, except per share data)	Historical Virtus	Historical RidgeWorth	Reclassifications (1)	Note References	Acquisition & Financing Adjustments (2)	Note References	Pro Forma Combined
Revenues
Investment management fees	$264,865	$165,326	$—		—		$430,191
Distribution and service fees	67,066	—	—		—		67,066
Administration and transfer agent fees	48,247	—	—		—		48,247
Other income and fees	1,799	—	—		—		1,799

Total revenues	381,977	165,326	—		—		547,303

Operating Expenses							—
Employment expenses	137,095	74,185			2,146	(1)	213,426
Distribution and other asset-based expenses	89,731	7,564	—		—		97,295
Other operating expenses	63,901	34,526	—		—		98,427
Other operating expenses of consolidated sponsored investment products	4,134	—	—		—		4,134
Other operating expenses of consolidated investment products, net	—	7,920	—				7,920
Depreciation and other amortization	3,443	1,172	—		—		4,615
Amortization expense	3,295	4,400	—		12,235	(2)	19,930

Total operating expenses	301,599	129,767	—		14,381		445,747

Operating Income	80,378	35,559	—		(14,381)		101,556

Other Income (Expense)
Realized and unrealized (loss) gain on investments, net	(862)	454	(1,069)	(b)	—		(1,477)
Realized and unrealized (loss) on investments of consolidated sponsored investment products, net	(23,181)	—	—		—		(23,181)
Realized and unrealized (loss) gain on investments of consolidated investment products, net	(3,505)	4,895			—		1,390
Other income (loss), net	898	(6)	1,069	(b)	—		1,961

Total other (expense) income, net	(26,650)	5,343	—		—		(21,307)

Interest Income (Expense)
Interest expense	(523)	(6,888)	—		(22,700)	(3)	(30,111)
Interest and dividend income	1,261	892	—		—		2,153
Interest and dividend income of investments of consolidated sponsored investment products	11,504	—	—		—		11,504
Interest income of investments of consolidated investment products, net	1,673	2,694			—		4,367

Total interest income (expense), net	13,915	(3,302)	—		(22,700)		(12,087)

Income Before Income Taxes	67,643	37,600	—		(37,081)		68,162
Income tax expense	36,972	14	—		342	(4)	37,328

Net Income	30,671	37,586	—		(37,423)		30,834

Noncontrolling interests	4,435	—	—		—		4,435

Net Income Attributable to Common Stockholders	$35,106	$37,586	$—		$(37,423)		$35,269

Earnings per Share-Basic	$3.99	$—	$—		$—		$3.92

Earnings per Share-Diluted	$3.92	$—	$—		$—		$3.84

Cash Dividends Declared per Share	$1.80	$—	$—		$—		$1.80

Weighted Average Shares Outstanding-Basic (in thousands)	8,797	—	—		210	(5)	9,007

Weighted Average Shares Outstanding-Diluted (in thousands)	8,960	—	—		220	(5)	9,180

(1)	See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements
(2)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements

Virtus Investment Partners, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2016

($ in thousands, except per share data)	Historical Virtus	Historical RidgeWorth (1)	Acquisition & Financing Adjustments (2)	Note References	Pro Forma Combined
Assets:
Cash and cash equivalents	$165,421	$85,615	$(94,743)	(6)	$156,293
Investments	95,174	7,491	—		102,665
Accounts receivable, net	36,867	19,696	—		56,563
Assets of consolidated sponsored investment products
Cash of consolidated sponsored investment products	1,149	—	—		1,149
Cash pledged or on deposit of consolidated sponsored investment products	944	—	—		944
Investments of consolidated sponsored investment products	137,140	—	—		137,140
Other assets of consolidated sponsored investment products	2,560	—	—		2,560
Assets of consolidated investment products
Cash equivalents of consolidated investment products	12,703	45,290	—		57,993
Investments of consolidated investment products	360,210	477,780	—		837,990
Other assets of consolidated investment products	4,628	1,227	—		5,855
Furniture, equipment and leasehold improvements, net	7,864	6,361	—	(7)	14,225
Intangible assets, net	39,030	165,136	79,664	(2)	283,830
Goodwill	6,788	42,726	157,757	(8)	207,271
Deferred taxes, net	44,623	—	—		44,623
Other assets	14,463	3,053	(1,253)	(9)	16,263

Total assets	$929,564	$854,375	$141,425		$1,925,364

Liabilities and Equity
Liabilities:
Accrued compensation and benefits	$37,813	$24,693	$—		$62,506
Accounts payable and accrued liabilities	21,429	2,668	5,682	(10)	29,779
Dividends payable	4,117	—	—		4,117
Debt	—	109,308	346,105	(3)	455,413
Other liabilities	13,619	3,070	1,960	(11)	18,649
Liabilities of consolidated sponsored investment products	2,930	—	—		2,930
Liabilities of consolidated investment products
Notes payable of consolidated investment products	323,852	453,823	—		777,675
Securities purchased payable and other liabilities of consolidated investment products	25,704	31,523	—		57,227

Total liabilities	429,464	625,085	353,747		1,408,296

Commitments and Contingencies
Redeemable noncontrolling interests	30,301	—	—		30,301
Equity:
Equity attributable to stockholders:
Common stock	91	—	2	(12)	93
Additional paid-in capital	1,089,350	—	24,998	(12)	1,114,348
Accumulated deficit	(436,705)	—	(8,032)	(12)	(444,737)
Accumulated other comprehensive loss	(235)	—	—		(235)
Treasury stock	(182,702)	—	—		(182,702)
Members’ equity		229,290	(229,290)	(12)	—

Total equity attributable to stockholders	469,799	229,290	(212,322)		486,767

Total equity	469,799	229,290	(212,322)		486,767

Total liabilities and equity	$929,564	$854,375	$141,425		$1,925,364

(1)	The RidgeWorth Condensed Balance Sheet has been reclassified from the amounts previously reported to align with the Virtus presentation
(2)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements

Virtus Investment Partners, Inc.

Notes To Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1 - Description of Proposed Acquisition

On December 16, 2016, Virtus Investment Partners, Inc (“Virtus” or the “Company”) entered into an agreement (the “Merger Agreement”) to acquire RidgeWorth Holdings LLC (“RidgeWorth”). The purchase price for the Company’s acquisition of RidgeWorth (the “Proposed Acquisition”) equals (x) $472.0 million plus (y) the fair market value of certain of RidgeWorth’s investments at the effective time of the Proposed Acquisition (the “Closing”), with the final purchase price subject to adjustments for working capital and client consents (the “Purchase Price”). Based on the current fair market value of the investments, the total consideration is estimated at $513.0 million. The Proposed Acquisition is expected to close in mid-2017, subject to the satisfaction or waiver of various conditions; however, there can be no assurance that the Proposed Acquisition will close, or if it does, when the Closing will occur.

Note 2 - Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements are prepared in accordance with Article 11 of the Securities and Exchange Commission Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the Proposed Acquisition, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the operating results of the combined company. The historical information of Virtus and RidgeWorth is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), except that it does not contain all of the footnote disclosures normally required by U.S. GAAP.

Note 3 - Reclassifications and Conforming Accounting Policies

The Unaudited Pro Forma Condensed Combined Statements of Operations reflect the following reclassifications in order to conform the presentation of RidgeWorth’s financial results to that of Virtus:

(a)	An adjustment to conform the presentation of severance expenses as a component of Employment expenses to Virtus’ presentation as Restructuring and severance.

(b)	An adjustment to conform the presentation of income from equity method investments from Realized and unrealized (loss) gain on investments, net to Virtus’ presentation as Other income, net.

At this time, Virtus is not aware of any additional differences that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements. Following the Proposed Acquisition, Virtus will conduct a review of RidgeWorth’s accounting policies in an effort to determine if any further differences require reclassification of RidgeWorth’s results of operations or reclassification of assets or liabilities to conform to Virtus’ accounting policies and classifications. As a result of that review, Virtus may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these Unaudited Pro Forma Condensed Combined Financial Statements.

Note 4 - Calculation of Preliminary Estimated Purchase Price and Transaction Financing

The Proposed Acquisition is expected to be financed with a combination of balance sheet resources, debt and equity or equity-linked securities. At this time, Virtus does not have specific plans and, therefore, cannot estimate the financing composition as it is subject to multiple factors including market conditions. On December 16, 2016, Virtus entered into a commitment to receive a $575.0 million Committed Loan Facility (the “Loan Facility”) with nationally recognized credit institutions to fund the Proposed Acquisition. The Loan Facility consists of a $475.0 million Term Loan and a $100.0 million Revolving Credit Facility. The maturities of the Term Loan and Revolving Credit Facility are seven and five years, respectively. The Loan Facility has customary market-based financial and operating covenants. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements the Company has assumed the $513.0 million of total estimated consideration will be financed from the following sources: approximately $27.6 million of cash, $5.0 million of deferred cash, $25.0 million of Virtus’ common stock and $455.4 million of debt under the Loan Facility. The $5.0 million of deferred cash and $25.0 million of Virtus’ common stock represent consideration to be paid to certain RidgeWorth employees who are replacing their equity in RidgeWorth in connection with the Proposed Acquisition.

The preliminary estimated composition of the transaction financing is as follows (in thousands):

Cash consideration	$27,588
Deferred cash consideration	5,000
Stock consideration*	25,000
Debt, net of issuance costs	455,412

Total consideration	$513,000

*	Assumes a 10-day weighted average share price of $119.30 as of December 19, 2016, that results in approximately 210,000 shares.

Note 5 - Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition.

The Company has performed a preliminary valuation analysis of the fair market value of RidgeWorth’s tangible and intangible assets and liabilities.

The table below represents a preliminary estimated allocation of the total estimated consideration to RidgeWorth’s tangible and intangible assets and liabilities as of September 30, 2016 based on the Company’s preliminary estimate of their respective fair values (in thousands):

Total consideration	$513,000
Tangible net assets acquired	(67,717)
Identifiable intangible assets acquired	(244,800)

Consideration allocated to goodwill	$200,483

This preliminary estimated purchase price allocation has been used to prepare pro forma adjustments in these Unaudited Pro Forma Condensed Combined Financial Statements. Upon completion of the fair value assessment after the Closing, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 6 - Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include any material non-recurring charges directly attributable to the Proposed Acquisition that will arise in subsequent periods. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities including any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Proposed Acquisition. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(1) Employment Expenses

A transaction related stock incentive program will be established upon Closing for certain RidgeWorth employees in order to align interests, provide participation in future growth and economically replace incentives that were in place prior to the Proposed Acquisition. The incentive program will provide for two grants of Virtus restricted stock units, each of which will be comprised of time and performance based elements. The first grant to be made on the Closing date and the second grant, made on first anniversary of the Closing, will both be subject to vesting over a 4 year period. Each grant will have a fair value of approximately $10.0 million at the time of grant. The impact of the stock incentive awards in the Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2016 and year ended December 31, 2015 is estimated at $3.8 million and $2.5 million, respectively. Separately, to align annual incentive plans with Virtus, certain RidgeWorth annual incentive plans upon acquisition will be modified to allocate a percentage of the annual incentive to Virtus restricted stock units or mutual fund investments that will vest over a 3 year period. The impact of the modification to certain annual incentive plans for the Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2016 and year ended December 31, 2015 is estimated at ($1.2) million and ($0.9) million, respectively. Additionally, after the Proposed Acquisition, the employment status of certain RidgeWorth staff will convert from partners to employees resulting in incremental payroll taxes. The impact of the incremental payroll taxes for the Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2016 and year ended December 31, 2015 is estimated at $0.4 million and $0.6 million, respectively.

(2) Intangible Assets

The preliminary valuation analysis identified intangible assets consisting of investment contracts and trademarks/tradenames. The fair value of acquired investment contracts, which was determined using the multi-period excess earnings method under the income approach, was estimated at $233.4 million. The fair value of the acquired trademarks/tradenames, which was determined using the Relief from Royalty Method, was estimated at $11.4 million. The calculation of these fair values is preliminary and subject to change.

The following table summarizes the estimated fair values of RidgeWorth’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Nine Months Ended September 30, 2016	Year Ended December 31, 2015

Investment contracts	$233,400	8-16	$12,386	$16,515
Trademarks/tradenames	11,400	10-Indefinite	90	120

Total	$244,800		12,476	16,635

Historical amortization expense			(3,490)	(4,400)

Pro forma adjustments			$8,986	$12,235

Adjustments to intangible assets in the Unaudited Pro Forma Condensed Combined Balance Sheet consist of the following (in thousands):

Intangible assets	$244,800
Elimination of RidgeWorth’s pre-acquisition intangible assets	(165,136)

Net adjustment to intangible assets	$79,664

(3) Debt and Interest Expense

At the Closing of the Proposed Acquisition, existing debt of RidgeWorth will be retired and new debt under the Loan Facility to finance the transaction will be incurred which are reflected as adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as follows (in thousands):

Debt
RidgeWorth debt - repaid at closing	$(109,308)
Increase for issuance of term loan portion of the Loan Facility	455,413

Pro forma adjustments to debt	$346,105

The Loan Facility is expected to bear interest at a floating market rate based on LIBOR. The Loan Facility consists of a $475.0 million Term Loan and a $100.0 million Revolving Credit Facility. The Revolving Credit Facility is estimated to be undrawn at the closing of the Proposed Acquisition. The Loan Facility is estimated to have debt issuance costs of $19.6 million. These assumptions are subject to change based on market conditions at the time the Loan Facility is consummated.

The Unaudited Pro Forma Condensed Combined Statements of Operations reflect an adjustment to interest expense (inclusive of the amortization of deferred financing costs and original issue discount) related to the Loan Facility for the nine months ended September 30, 2016 and year ended December 31, 2015 of $22.6 million and $30.1 million, respectively. It also includes an adjustment to eliminate RidgeWorth’s historical interest expenses of $5.0 million and $6.9 million, for the nine months ended September 30, 2016 and year ended in December 31, 2015, respectively, as RidgeWorth’s debt will be repaid at Closing out of the Purchase Price proceeds. A 12.5 basis point increase or decrease in the Loan Facility interest rate has an annual impact to interest rate expense of $0.6 million. In connection with entering into the new Loan Facility, the Existing Virtus Credit Facility will be terminated and repaid in full. As a result of the terminated Existing Virtus Credit Facility, there is also an adjustment to interest expense for the nine months ended September 30, 2016 and year ended December 31, 2015 of $0.4 million and $0.5 million, respectively, to eliminate the historical interest expense related to the Existing Virtus Credit Facility as it will no longer be an on-going cost to Virtus. Adjustments to interest expense in the Unaudited Pro Forma Condensed Combined Statement of Operations consist of the following (in thousands):

Interest Expense	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
RidgeWorth debt - repaid at closing	$5,031	$6,888
Existing Virtus Credit Facility - terminated at closing	389	523
New term loan portion of the Loan Facility	(22,583)	(30,111)

Pro forma adjustments to interest expense	$(17,163)	$(22,700)

(4) Income Taxes

Prior to the Proposed Acquisition, RidgeWorth was not required to provide for income taxes as it was treated as a pass-through entity for U.S. federal and state income tax purposes. Federal and state income taxes were assessed at the owner level and each owner was liable for its own tax payments.

The Proforma Unaudited Statement of Operations reflects an adjustment of ($0.8) million and $0.3 million to income tax expense from continuing operations, respectively, for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively, based on a statutory rate of 38% as Virtus will be subject to federal and state income taxes through its ownership of RidgeWorth.

(5) Earnings Per Share

Reflects an adjustment to increase basic and diluted weighted average shares in connection with the issuance of approximately 210,000 common shares at the Closing representing consideration to be paid to certain RidgeWorth employees who are replacing a portion of RidgeWorth equity that they hold. In addition, represents the dilutive impact of the transaction related stock incentive plan that is estimated to be 36,672 and 10,478 shares for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

(6) Cash

Represents adjustments to cash to reflect cash receipts and payments related to the Proposed Acquisition, as follows (in thousands):

Receipts:
Issuance of debt, net of costs	$455,413
Payments:
Cash consideration for acquisition	(483,000)
Cash not assumed	(67,156)

Net pro forma adjustments to cash and cash equivalents	$(94,743)

(7) Furniture, Equipment and Leasehold Improvements, net

The useful lives of RidgeWorth’s furniture, equipment and leasehold improvements, net is consistent with Virtus’s useful lives and its fair value is not expected to materially differ from its carrying value. Final appraisals will be completed upon Closing.

(8) Goodwill

Reflects an adjustment to remove RidgeWorth’s historical goodwill of $42.7 million and record the estimated goodwill associated with the Proposed Acquisition of $200.5 million as shown in Note 5.

Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired. Adjustments to goodwill consist of the following (in thousands):

Goodwill (as determined in Note 5)	$200,483
Elimination of RidgeWorth’s pre-acquisition goodwill	(42,726)

Net adjustment to goodwill	$157,757

(9) Other Assets

Reflects an adjustment of $1.3 million to remove historical deferred financing costs related to the Existing Virtus Credit Facility which will be terminated upon Closing.

(10) Accounts Payable and Accrued Liabilities

Reflects an adjustment of $1.5 million to reflect transaction costs incurred through November 30, 2016 and an adjustment of $5.3 million related to contractual severance obligations that will be triggered upon Closing. In addition, reflects an adjustment of ($1.1) million for an incentive plan liability that will not be assumed by Virtus upon Closing.

(11) Other Liabilities

Reflects the $5.0 million obligation related to the deferred cash consideration that will be paid following the expiration of a period of time following Closing. The deferred cash consideration is transaction consideration and does not contain an employee service requirement. In addition, there is an adjustment to decrease other liabilities by $3.0 million to reflect the purchase accounting adjustments related to RidgeWorth’s deferred rent liabilities related to leased office space.

(12) Stockholders’ Equity

Represents the elimination of the historical members’ equity of RidgeWorth of $229.3 million at Closing. Additional paid in capital reflects the issuance of $25.0 million in Virtus stock related to the replacement of Ridgeworth Equity held by certain Ridgeworth employees further discussed in Note 4 - Calculation of Preliminary Estimated Purchase Price and Transaction Financing. Accumulated deficit reflects $1.5 million of transaction costs incurred through November 30, 2016, the write-off of $1.3 million of deferred financing costs on the Existing Virtus Credit Facility and $5.3 million in contractual severance obligations.